Exhibit (g)(4)

Appendix B

Custodian Agreement

Effective March 26, 2012

Name of Fund:

Diversified Money Market Fund

U.S. Government Money Market Fund

100% U.S. Treasury Money Market Fund

Treasury Plus Money Market Fund

California Tax- Free Money Market Fund

California Intermediate Tax- Free Bond Fund

National Intermediate Tax-Free Bond Fund

Bond Fund

Short Term Bond Fund

Tactical Growth & Income Allocation Fund

Tactical Capital Growth Allocation Fund

Balanced Fund

Large Cap Core Equity Fund

Value Fund

Large Cap Growth Fund

International Opportunities Fund

Cognitive Value Fund

Enhanced Growth Fund

Small Cap Core Fund

Equity Income Fund

Geneva Mid Cap Growth Fund

Geneva Small Cap Growth Fund

NYSE Arca Tech 100 Index Fund

Wisconsin Tax-Exempt Fund

HIGHMARK FUNDS		UNION BANK, N.A.

By:	/s/ Pamela O’Donnell	By:	/s/ John M. Kramon
Name: Pamela O’Donnell		Name: John M. Kramon
Title: CFO		Title: VP

UNION BANK, N.A

		By:	/s/ Margaret Bond
Name: Margaret Bond
Title: Vice President 3/7/12